EXHIBIT 12


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
CINEMARK USA, INC. AND SUBSIDIARIES

 EARNINGS TO FIXED COMPUTATION OF CHARGES
                                            December           December         December
                                              1996               1995             1994
COMPUTATION OF EARNINGS:

REGISTRANT'S PRETAX INCOME FROM
   CONTINUING                                   26,962,461         23,256,537    14,073,947
OPERATIONS
CAPITALIZED INTEREST                           (3,865,246)        (1,726,155)     (560,185)
TOTAL EARNINGS                                  23,097,215         21,530,38213,513,762

COMPUTATION OF FIXED CHARGES:

INTEREST EXPENSE                                19,551,655         18,549,833    18,133,438
CAPITALIZED INTEREST                             3,928,454          1,745,720       565,610
AMORTIZATION OF DEBT                               824,014            824,014       783,515
ISSUE COST
INTEREST FACTOR IN                              11,468,682         10,291,069     9,866,567
RENTAL EXPENSE (1/3
RENT EXPENSE)

TOTAL FIXED CHARGES                             35,772,805         31,410,636    29,349,130

TOTAL EARNINGS AND                              58,870,020         52,941,018    42,862,892
FIXED CHARGES

RATIO OF EARNINGS TO                                  1.65               1.69          1.50
FIXED CHARGES
(continued)





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CINEMARK USA, INC.
AND SUBSIDIARIES

 EARNINGS TO FIXED
COMPUTATION OF
CHARGES
                                            December           December
                                              1993               1992
COMPUTATION OF
EARNINGS:

REGISTRANT'S PRETAX
INCOME FROM
   CONTINUING                                  15,890,531           8,700,634
OPERATIONS
CAPITALIZED INTEREST                                5,425               5,425
TOTAL EARNINGS                                 15,895,956           8,706,059

COMPUTATION OF FIXED
CHARGES:

INTEREST EXPENSE                               16,573,409          11,888,863
CAPITALIZED INTEREST
AMORTIZATION OF DEBT                              528,724             369,140
ISSUE COST
INTEREST FACTOR IN                              9,089,838           7,922,237
RENTAL EXPENSE (1/3
RENT EXPENSE)

TOTAL FIXED CHARGES                            26,191,971          20,180,240

TOTAL EARNINGS AND
FIXED CHARGES                                  42,087,927          28,886,299

RATIO OF EARNINGS TO                                 1.61                1.43
FIXED CHARGES
(completed)
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